EXHIBIT 10.17

Contract No 1903 Sale and Purchase

Dated: April 18, 2003

SRL ASCONI, created and acting under the legislation Republic of Moldova, represented by the General Director, Mr. Jitaru C., and acting in accordance to the by-laws of the company, hereinafter referred to as the “Seller,” on one part, and ISRAEL COLONIAL FOOD LTD., represented by the Zaharov L. acting in accordance to the by-laws of the company, hereinafter referred to as the “Buyer,” as another part, have executed the present Contract as provided herein below:

1. Object of the Contract.

1.1. The Seller sells, and the Buyer buys wine products of the SRL ASCONI production, hereinafter referred to as “Goods”.

1.2. Contractual assortment, total quantity and unit price of Goods will be determined in a subsequent Annexes to the present Contract, which will form it’s integral part.

2. Quality of Goods, Packing and Markings.

2.1. Within the present Contract under “quality” of the Goods is understood a set of all of the below mentioned characteristics:

•	physical, chemical and organically characteristics of wine;

•	form and content of label and label content and back label.

2.2. The Seller is responsible for the quality of the Goods. The quality of the goods should be in absolute accordance with the SM (Standard of Moldova) 117, SM118, which is indicated on the bottle label and confirmed by the International Quality Certificate.

3. Payment terms.

3.1. Payment is realized at a rate of complete cost of the consignment in US dollars.

3.2. A method of payment - banks transfer on the settlement account of the Seller.

3.3. Services of bank of the Seller are paid by the Seller, services of other banks are paid by the Buyer.

4. Conditions and periods of shipment.

4.1. Terms of Sale – FCA-Chisinau, Republica Moldova (Incoterms-2000).

4.2. All goods are to be supplied by single consignments in accordance with the specifications. The Buyer informs the Seller about the inquired nomenclature and the volume of the consignment party in the purchase order not later than 20 days of the date of shipment of the inquired consignment

4.3. The goods should be shipped during two working days from the date of transfer of money resources on the settlement account of the Seller. The Buyer is obliged to inform the Seller on exact date of submission of the transport for loading. The seller does not bear the responsibility for delay of shipment of the Goods, occurred because of delayed submission by the Buyer of the transport for loading or payments of the Goods.

4.4. Date of shipment of the Goods considers date of a customs stamp on the way bill (CMR).

5. Claims and Penalties.

5.1. The claims on quality of Goods can be declared by the Buyer within 20 calendar days, from the moment of sale of the Goods under condition of observance by the Buyer of appropriate conditions of a storage and transportation of given goods according to SM 117, 118.

5.2. The claims on quality of Goods by registered letter thought certified mail company are sent with all necessary evidential documents attached. Date of presentation of the claim considers date of a postage stamp of departure. The copy of the claim is at the same day directed to the Seller by fax. The given claim should be considered during 72 (seventy two) hours from the moment of its receiving by fax.

5.3 Claims on quality are presented in written form and should contain:

•	numbers of the contract, the specification and the transport document;

•	the name, quantity and a site of the Goods presented to the claim;

•	the basis and essence of the claim;

•	concrete requests on settlement of the claim.

5.4. On a supplementary claim of the Seller the claim of the Buyer on quality should be confirmed by the Act of independent competent control (expert) organization. In this case term of consideration of the claim on quality can be enlarged by 17 ( seventeen) calendar days of receipt by fax a copy of the Act of independent competent control (expert) organization.

5.5. In case of confession by the Seller of the claim on quality of the Goods (or decisions of the court of justice) the Seller is obliged, as agreed, in a month’s time:

a) to mark down the defective consignment, or

b) to reimburse to the Buyer its invoice cost and in addition to reimburse to the Buyer all suffered specific costs on transportation, customs registration, acceptance, a storage and salvaging (in case of need), confirmed documentary.

5.6. Validity of reclamation is checked through examination of control samples of Goods and laboratory analyses, in case of necessity by the representatives of both Parties both visual. In case if the quality of control samples correspond to the quality according to the paragraph 2 of the present Contract, then the reclamation of the Buyer is considered baseless.

6. Documentation.

6.1. For any and all shipments the Seller must issue a full set of the following documents:

•	Document for Importation of Wine, Grape Juice or Grape Must into the European Community VI-1 in English;

•	Certificate of Goods Origin in English;

•	Detailed Invoice in English;

•	Specification.

7. Responsibilities of both Sides.

7.1. At exhibiting by the Seller of the invoice to address of the Buyer, on advance payment for the delivered Goods, and delayed shipment of the Goods, according to p. 4.3. the present Contract, the Seller pays to the Buyer the fine at a rate of 0,2% from cost of the Goods not delivered in time for each working day of delay of terms of shipment.

7.2. Within five calendar days after registration of customs documents and unloading of the Goods, the Buyer transmits to the Seller of a copy international way bills and the customs declaration with a mark of customs houses of USA about receipt of the consignment to the indicated address, certified by the original seal of the Buyer. The given documents depart to address of the Seller by the registered mail on what the Buyer by fax informs the Seller.

7.3. In a case of not submission by the Buyer, in twenty-day term from the date of coming to address of the Buyer of the Goods, the copy international way bill and the customs declaration with a mark of customs houses of USA certified by the original seal of the Buyer, the Buyer pays to the Seller the sum of not reimbursed VAT (20 % from a total sum of payments for the Goods) owing to absence of the documents confirming export from the Republic of Moldova and import to the USA.

8. Force-Major.

8.1. Should any circumstances arise which prevent the complete or partial fulfillment by any of the Parties of their respective obligations under the present Contract namely; fire, acts of the elements of war, military operations of any character, blockade, prohibition of export or import or any other circumstances beyond the control of the Parties, the time stipulated for the fulfillment of the obligations shall be extended for a period equal to that during which such circumstances last. Certificates issued by the Chamber of Commerce, Republic of Moldova or USA, shall be sufficient proof of such circumstances and their duration.

8.2. If the above-stated circumstances proceed more, than 3 (three) months, each of the Parties has the right to discontinue any further fulfillment of their obligations according to the present Contract; and in such case any of the parties has not the right to require from other party compensation of the possible losses, except repayment of debts having a place up to the moment of Force-Major arising.

8.3. The Party, for which it became impossible to fulfill its obligations according to the present Contract, is obliged to advise immediately (not later than 3 days) other Party about the beginning and about the termination of events interfering fulfillment of the obligations. In case the first party no informs the second Party about arising of the Force-Major circumstances, the first Party loses the right to refer to them in connection with default of the Contract obligations.

9. Additional Conditions.

9.1. By signing of the present Contract both Parties agree, that all previous commitments, agreements, contracts and so forth shall be considered null and void.

9.2. Both Parties involved are in no way allowed to transfer their obligations under the present Contract, unless otherwise agreed by both sides in written form.

9.3. The present Contract can be nullified whereupon, both Parties involved agree in written form or in the case of Force-Major circumstances. In such case all mutual debts between Buyer and Seller should be extinguished up to the date of termination of the validity of the present Contract.

9.4. Any and all changes, to the Annexs and additions to the present Contract shall be considered binding only in the event that, an Agreement is formed and signed by the representatives of both Parties.

9.5. The present Contract has been drawn up in 2 (two) original examples in English and Russian, in case of text misunderstanding, the priority will be given to the Russian version of the text.

9.6. The Parties immediately, but not later than 3 days, are obliged to notify one another in writing on change of the essential elements: the legal status, the legal and - or mail address, bank essential elements, phones, faxes, E-mail, and also about change of the chief of the executive board of firm.

9.7. The present Contract is constituted in duplicate, having identical legal force.

10. Validity of the Contract.

10.1. The present Contract shall be considered in force from the moment of signing by both Parties involved, and will be valid for a period of 1 (one) year from the date of signing. The present Contract may be extended after the said period providing both Parties agreement.

10.2. In consent the Parties have the right to prolong validity of the present Contract. The Contract on prolongation of the Agreement should be concluded in writing

10.3. Any Party has the right ahead of schedule to terminate the present Contract, having notified about it the second party in written form not less than for 45 (forty five) days.

10.4. At advance cancellation of the Contract of the Party should in forty five-day term, beginning from date of the advice of forthcoming cancellation of the Contract to settle up under all obligations (including settlement of debts), arisen up to the moment of cancellation of the Contract.

11. Arbitrage

11.1. All disputes, arising between the parties at signing, execution or avoidance of the present Contract, the Parties under take to decide through negotiations.

11.1. In case of impossibility of put of rights by negotiations of the Party preliminary measures on its pre-trial settlement take by presentation to a party in fault of the claim.

11.3. In a case, if the Parties will not come to the consent, materials under the given conflict are transmitted for his(its) sanction to Arbitration court of country of the respondent under his legal address.

11.4. The attitudes of the Parties not settled by provisions of the present Agreement, are adjusted by the Agreement “ About general conditions of Deliveries of the Goods organizations of the state-participants of the Commonwealth of Independent States “ (Kiev - 1992).

12. Legal Address for both Sides.

Seller	Buyer
SRL ASCONI	ISRAEL COLONIAL FOOD LTD

Republic of Moldova
District Chisinau
Village of Puhoi

/s/ C. Jitaru	/s/ L. Zaharov
C. Jitaru	L. Zaharov
Authorized Signature	Authorized Signature
General Director	General Manager